Exhibit 99.2

TMC THE METALS COMPANY INC.

Fourth Quarter and Full Year Corporate Update Conference Call

Thursday, March 24, 2022

Transcript of Portions of Conference Call – Cautionary Statements and Presentation of Financial Results by the Chief Financial Officer

[*****]

Craig Shesky

Thank you.

Please note that during the call certain statements made by the Company will be forward-looking and based on Management's beliefs and assumptions from information available at this time. These statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including those set forth in our Safe Harbor provisions for forward-looking statements that can be found at the end of our fourth quarter 2021 corporate update press release. Such statements may also be found in our Form 10-K when it's available, and other reports filed with the SEC, all that provide further detail about the risks related to our business. Additionally, please note that the Company's actual results may differ materially from those anticipated and, except as required by law, we undertake no obligation to update any forward-looking statement.

Our remarks today may also include non-GAAP financial measures, including with respect to free cash flows. Additional details regarding these non-GAAP financial measures, including reconciliations to the most directly comparable GAAP financial measures, can be found in our slide deck being used with this call. This slide deck is available on our website investors.metals.co.

[*****]

Craig Shesky

Thank you, Gerard.

[*****]

As Gerard mentioned earlier, our cash balance of $85 million as of the end of December remains sufficient to fund operations into the third quarter of 2023, at which point TMC’s subsidiary, NORI, is expected to apply to the ISA for an exploitation contract. Despite facing significant financial headwinds as part of the de-SPAC process, we achieved major project development milestones in 2021, which you can see on the right-hand side of this page.

The Company recorded a net loss of $19.8 million, or $0.09 per share, for the fourth quarter of 2021 compared to a net loss of $17.1 million, or $0.09 per share, for the fourth quarter of 2020. The higher net loss was mainly attributable to $2.6 million in non-cash share-based compensation and increased general and administrative expenses as being a public company, partially offset by an $8.5 million reduction in the fair value of the warrants liability as a result of the decrease in our share price. Backing out that $8.5 million warrant liability adjustment results in a net operating loss we show on this page of $28.3 million for Q4 2021.

Exploration expenses of $12.8 million in the fourth quarter of 2021 were similar year over year.

General and administrative expenses were $15.5 million for the fourth quarter of 2021 compared to $3.9 million for the fourth quarter of 2020, mainly driven by higher non-cash share-based compensation expense and overall higher cost as a result of being a public company.

Excluding nonrecurring items, free cash flow for the fourth quarter of 2021 was negative $27.8 million compared to negative $5.2 million in the fourth quarter of 2020.

For the year ended December 31, 2021, the Company reported a net loss of $141 million compared to the $56.6 million in the prior year. Backing out the aforementioned $8.5 million warrant liability adjustment results in a net operating loss of $149.6 million for the Full Year 2021.

Exploration expenses increased from $48.9 million to $93.0 million, and G&A expenses increased from $7.7 million to $56.6 million when comparing 2020 to 2021.

Apart from the higher cost structure as a public company, the largest increases, both in exploration expenses and G&A expenses, resulted from the issuance of stock options for DeepGreen employees and contractors in Q1 2021 before the business combination was finalized. The options granted in 2021 were awarded in lieu of cash bonuses to retain DeepGreen employees in furtherance of the Business Combination. The DeepGreen Board had the sole discretion to award these options, and they exercised this discretion to do so, as it had not consistently awarded cash bonuses to employees despite multiple years of service. Some of the options were granted subject to the achievement of significant long-term performance goals of DeepGreen, now TMC, and those remain unvested.

Finally, excluding nonrecurring items, free cash flow for 2021 was negative $51.1 million compared to negative $26.5 million in 2020.

I'll now turn it back over to Gerard for some final comments before opening it up to Q&A.

[*****]

* * * Note that this is not a transcript of the entire conference call held on March 24, 2022 and consists only of the cautionary statements and an excerpt from the Chief Financial Officer’s financial update during the call. * * *